EXHIBIT 99.1

NEENAH PAPER, INC.

NEENAH PAPER COMPLETES SALE OF TIMBERLANDS FOR $140 MILLION

ALPHARETTA, GEORGIA — June 30, 2006 (NYSE:NP) — Neenah Paper, Inc. announced today it had completed the sale of approximately 500,000 acres of timberlands in Nova Scotia for $140 million. The transaction is expected to generate an after-tax book gain of approximately $80 million. Timing for recognition of the gain is currently being evaluated.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278